Filed Pursuant to Rule 433

Registration No. 333-165376

September 15, 2010

CLIFFS NATURAL RESOURCES INC.

Pricing Term Sheet

4.80% Senior Notes due 2020

6.25% Senior Notes due 2040

Issuer:	Cliffs Natural Resources Inc.

Ratings:	Baa3/BBB- (Moody’s/S&P)

Trade Date:	September 15, 2010

Settlement Date:	T+3; September 20, 2010

Title:	2020 Note	2040 Note

Security Type:	Senior Note	Senior Note

Principal Amount:	US $500,000,000	US $500,000,000

Maturity:	October 1, 2020	October 1, 2040

Coupon:	4.80%	6.25%

Price to Public:	99.793%	98.255%

Yield to Maturity:	4.826%	6.381%

Spread to Benchmark Treasury:	T+210 bps	T+250 bps

Benchmark Treasury:	2.625% due August 15, 2020	4.375% due May 15, 2040

Benchmark Treasury Spot and Yield:	99-04 / 2.726%	108-21 / 3.881%

Interest Payment Dates:	October 1 and April 1, commencing April 1, 2011	October 1 and April 1, commencing April 1, 2011

Make-Whole Call:	T+35 bps	T+40 bps

CUSIP:	18683KAB7	18683KAC5

ISIN:	US18683KAB70	US18683KAC53

Joint Bookrunners	Banc of America Securities LLC J.P. Morgan Securities LLC

Co-Managers:	RBS Securities Inc. Fifth Third Securities, Inc. KeyBanc Capital Markets Inc. PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC or J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322, or calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the preliminary prospectus supplement issued by Cliffs Natural Resources Inc. dated September 15, 2010.